EX-28.g.3.b

AMENDMENT

Reference is made to the global Custodial Services Agreement dated as of January 13,1998 (the “Agreement”) by and between Citibank, N.A. (the “Custodian”) and DFA Investment Dimensions Group Inc. (the “Client”). References in this Amendment to Rule 17f-7 or to specific provisions of Rule 17f-7 refer to Rule 17f-7 under the Investment Company Act of 1940, as adopted prior to the date hereof.

Any capitalized term used, but not defined, in this Amendment shall have the meaning provided in the Agreement.

In addition to the duties and obligations of the Custodian under the Agreement, with respect to securities and cash in such jurisdictions as the Custodian provides custody services under the Agreement for the Client, the Client and the Custodian agree as follows:

1.

The Custodian may deposit and/or maintain assets of the Client that consist of Foreign Assets (as defined in Rule 17f-5 under the Investment Company Act of 1940) only in a Foreign Securities Depository located outside of the United States of America that the Custodian has determined satisfies the requirements of Rule 17f-7(b)(1) as an Eligible Securities Depository, as defined therein. In such manner as the Custodian deems reasonable, the Custodian shall give the Client prompt notice of any material change that would adversely effect the Custodian’s determination that a Foreign Securities Depository is an Eligible Securities Depository.

2.

The Custodian shall provide the Client (or its duly-authorized investment adviser) with an analysis (in form and substance as reasonably determined by the Custodian) of the custody risks associated with maintaining securities with each Eligible Securities Depository in accordance with Rule 17f-7(a)(1)(i)(A). The Custodian shall monitor such custody risks on a continuing basis and in such manner as the Custodian deems reasonable, and shall promptly notify the Client (or its duly-authorized investment adviser) of any material changes in the custody risks associated with maintaining Client’s Foreign Assets at each Eligible Securities Depository, in accordance with Rule 17f-7(a)(1)(i)(B), including notifying Client if any Eligible Securities Depository ceases to be eligible.

3.	The Custodian shall exercise reasonable care, prudence and diligence in performing the duties set forth in this Amendment.

4.

In performing its obligations under this Amendment, the Custodian may obtain information from sources the Custodian believes to be reliable, but the Custodian does not warrant the completeness or accuracy of such information and has no duty to verify or confirm any such information. The Custodian is not obligated to make any determination regarding whether any Eligible Securities Depository provides reasonable care for Foreign Assets or to provide any information or evaluation comparing any Eligible Securities Depository to any other Foreign Securities Depository or any existing or proposed standards for securities depositories.

5.

Whenever any Eligible Securities Depository ceases to be eligible, the Custodian shall withdraw securities from such Eligible Securities Depository to the extent and as soon as reasonably practicable; provided, however, the Custodian shall have no obligation to obtain, safekeep or provide any services in respect of any certificated or physical security in any jurisdiction where the Custodian does not offer or provide such services generally to customers within that jurisdiction.

6.

In the event the Custodian breaches any provision of this Amendment, the Custodian will be responsible for any loss or damage suffered by the Client to the same extent the Custodian is liable for losses resulting from any breach of the standard of care specified in the Agreement.

The parties to the Agreement hereby agree to this Amendment as of the 9th day of May, 2001.

Citibank, N.A.		Client: DFA Investment Dimensions Group Inc.

By:	/s/ Kevin J. Conlon	By:	/s/ Catherine L. Newell
Name:	Kevin J. Conlon, Vice President	Name:	Catherine L. Newell
Title:	Worldwide Securities Services 111 Wall Street, 20th Fl./Zone 3 New York, NY 10043 212-657-3284	Title:	Vice President & Secretary